EXHIBIT 10.14
CONSULTING AGREEMENT
     This Consulting Agreement is hereby entered into this 15th day of December 2005 by and between Williams Manufacturing Company, attention William S. Levine, President, 1702 E. Highland #310, Phoenix, AZ 85016 (“Consultant”) and Global Water Resources, LLC, Global Water Management, LLC and Global Water Resources, Inc., 22601 N. 19th Ave., Suite 210, Phoenix, AZ 85027 (“Client”).
     WHEREAS, Client has requested that Consultant provide consulting services relative to the ongoing financial operations of Client;
     WHEREAS, Consultant has agreed to provide the requested consulting services during the period of time that Client’s loan with Wells Fargo Bank (“Bank”) dated December 15th 2005 in the principal amount of $35 million remains outstanding (the “Loan”);
     WHEREAS, Client has agreed to pay Consultant certain fees for the consulting services provided during the term of this Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. The above recitals are incorporated herein as though fully restated.
     2. Until such time as the note evidencing the Loan has been fully satisfied and canceled Client shall pay Consultant, on a monthly basis on or before the first day of each month, a fee which is derived based upon the interest rate election made by Client under the terms and conditions of the Loan. In the event that Client has made the Prime Rate election as provided for in the section entitled “Interest” subparagraph (a) of that certain Amended and Restated Revolving Line of Credit Note between Client and Bank dated 15 December 2005, Client shall pay Consultant an amount equal to the additional amount that Client would pay Bank each month if the interest rate was based on the Prime Rate rather than the Prime Rate minus 1.25%. If, on the other hand, Client is making payment to the Bank based upon the LIBOR election, then Client shall pay Consultant the additional amount that Client would pay the Bank each month if the rate due the Bank was LIBOR plus 2.25% rather than LIBOR plus 1.25%. In consideration for this fee, Consultant shall provide Client with consulting services as reasonably requested by Client with respect to Client’s financing and/or banking structure/arrangements.
     3. Client shall provide to Consultant, as reasonably requested by Consultant, copies of all billings, loan statements or similar reports provided by Bank with respect to the Loan and shall further provide Consultant with copies of all correspondence and/or other documents evidencing the rate election in place at all times during the term of the Loan. Client shall provide Consultant with drafts of any proposed amendments or other modifications of the Loan prior to signing the same. Client shall further provide Consultant with written authorization, as reasonably requested by Consultant, in order to allow Consultant to communicate directly with the Bank regarding the status of the Loan during the term that the Loan remains outstanding.
     4. The parties hereto hereby declare that the terms of this Agreement have been completely read, are fully understood, and voluntarily accepted. This Agreement constitutes a full and complete merger of all prior discussions and/or agreements between the parties hereto and that there are no terms or conditions relating to the subject matter of this Agreement which are not expressly set forth herein.
     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be exchanged via facsimile or PDF and copies of this Agreement bearing such facsimile or PDF signatures shall be as binding on the parties hereto as ink original documents.
     6. This Agreement is and shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Arizona. Venue for any dispute between the parties to this Agreement or arising out of this Agreement shall be in the Superior Court for the State of Arizona, in and for the County of Maricopa. This Agreement constitutes a contract between the parties hereto and, in the event of a default or breach of any party to this Agreement, any remedy sought by any party must be brought on the terms of this Agreement and no other. The prevailing party in any such dispute shall be entitled to recovery of its reasonably attorney’s fees and court costs.
     7. If any provision of this Agreement or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     8. Each party executing this Agreement represents and warrants that he or she is fully authorized to do so. All parties represent to the other parties hereto that they each have authority to perform their respective obligations under this Agreement and that they are not in violation of any other agreements or binding arrangements in so entering into or performing under this Agreement.
     9. This Agreement shall not be modified by any party by oral representation made before or after the execution of this Agreement. All modifications must be in writing and signed by all parties.
     IN WITNESS WHEREOF, this Agreement is executed as of the date and year set forth above.

CLIENT Global Water Resources, LLC, Global Water Management, LLC Global Water Resources, Inc,
By:	/s/ Trevor T. Hill
Its: PRESIDENT & CEO

CONSULTANT Williams Manufacturing Company
By:	/s/ William S. Levine
Its: Illegible